EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made as of the 1st day of March 2004, by and between I.C. Isaacs & Company LP, a Delaware limited partnership (“the Company”), and Jesse de la Rama, (the “Executive”).

1.    Employment.    The Company hereby employs the executive as Vice President of Merchandise Planning and Retail Development. The Executive will report to the Chief Executive Officer of the Company.

2.    Term.    This agreement shall be effective as of March 1, 2004 (“the Effective Date”) and shall continue until February 28, 2006 (the “Initial Term”). This Agreement shall be automatically extended for additional periods of one year (each, a “Renewal Term”) commencing on March 1, 2006 unless, on or before December 31 of the last calendar year of the Initial Term or the then current Renewal Term, as the case may be, either party gives notice to the other of its or his intention not to extend the Agreement beyond the end of the Initial Term or the then current Renewal Term. The Initial Term and all Renewal Terms taken together are hereinafter collectively referred to as the “Term.”

3.    Base Salary.    The Executive’s base salary during the Term shall be paid at a rate of $175,000 per annum. The payment of the Executive’s base salary and all other payments made and to be made to the Executive under this Agreement shall be made net of all current and lawful withholdings and deductions, including those for federal, state and local taxes.

4.    Incentive Compensation.    In addition to his base salary, the Executive shall be entitled to receive, if the applicable targets are met, one or more of the following incentive compensation bonuses calculated and paid, as follows:

(a)    The Company shall pay a bonus of $21,875 to the Executive with respect to each calendar year or part thereof during the Term in which the annual “EBIT Target” specified by the Company for such year or period shall be met.

(b)    The Company shall pay a bonus of $17,500 to the Executive in the event that the increase in cash and cash equivalents reflected on the consolidated statement of cash flows contained in the annual audited financial statements (the “Isaacs Financial Statements”) of the Company’s parent, I.C. Isaacs & Company, Inc. (“Isaacs”), shall be equal to or greater than 95% of the annual “Cash Flow Target” specified by the Company for each calendar year or part thereof during the Term.

(c)    The Company shall pay a bonus of $4,375 to the Executive in the event that the number of turns of the Company’s inventory shall be equal to or greater than 95% of the annual “Inventory Turn Target” specified by the Company for each calendar year or part thereof during the Term.

(d)    For purposes of this Agreement, the term:

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(i)    “EBIT Target” shall mean the amount that the Company shall designate as the earnings before interest and taxes that Isaacs must achieve in order for the Executive to earn the bonus described in Sections 4 (a) of this Agreement;

(ii)    “Cash Flow Target” shall mean the amount that the Company shall designate as the cash provided by operating activities that Isaacs must achieve in order for the Executive to earn the bonus described in Sections 4 (b) of this Agreement; and

(iii)    “Inventory Turns Target” shall mean the number of turns of the Company’s inventory that the Company must achieve, as designated by the Company, in order for the Executive to earn the bonus described in Sections 4 (c) of this Agreement.

(e)    The EBIT Target, Cash Flow Target and Inventory Turns Target shall (i) not be greater than any of the EBIT Targets, Cash Flow Targets and Inventory Turns Targets applicable to the Chief Executive Officer of the Company; and (ii) be specified in writing by the Company not later than March 31, 2004 with respect to the first year of the Initial Term, and not later than March 1 of each other year during the Initial Term and each Renewal Term with respect to such year.

(f)    Determination of the achievement of:

(i)    the EBIT Target shall be made by adding the sum of the interest expense net of interest income, and income tax expense (but not income tax benefit) reflected on the consolidated statement of operations contained in the Isaacs Financial Statements for the year in question from the line item entitled “net income” on such consolidated statement of operations;

(ii)    the Cash Flow Target shall be made by reference to the line item entitled “cash provided by operating activities” reflected on the consolidated statement of cash flows contained in the Isaacs Financial Statements for the year in question; and

(iii)    the Inventory Turns Target shall be made by reference to the quotient obtained by dividing:

1)    the cost of goods sold reflected on the consolidated statement of operations contained in the Isaacs Financial Statements for the year in question by

2)    the quotient derived by dividing the sum of the beginning and ending inventories for the year in question, as determined by reference to the notes to the Isaacs Financial Statements for such year, by the number 2.

(g)    Each of the bonuses described in Sections 4(a) which shall be earned during any year or part thereof during the Term shall be paid not more than 10 days after the date upon which Isaacs’ Annual Report on Form 10-K for the year in question shall be filed with the SEC.

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5.    Stock Options.        In addition to his base salary, and the incentive compensation entitlements described in Section 4, the Executive also shall receive a non-qualified stock option (the “Option”) to purchase 25,000 shares of the common stock, par value $.0001 per share (the “Common Stock”), of Isaacs. The Option shall be granted under, and shall be subject to all of the terms and conditions of, Isaacs’ Amended and Restated Omnibus Stock Option Plan, as amended (the “Option Plan”). The Option shall be exercisable, notwithstanding any contrary provision or requirement contained in the Option Plan, for a period of five years commencing on the Effective Date (the “Option Term”), provided that (i) the Executive shall have been in the continuous employ of the Company during the Initial Term; and (ii) the Executive’s employment shall not be terminated for “Cause” (as such term is hereinafter defined) at any time during the Option Term. The Option shall be exercisable at the price per share which must be applied to all non-qualified stock options granted under the Option Plan on the Effective Date. The Executive’s right to purchase Common Stock pursuant to the Option shall vest ratably on the first , second and third anniversaries of the Effective Date.

6.    Benefits.    During the Term, the Executive shall also be entitled to participate in or receive benefits under all of the Company’s benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Company for the benefit of executive employees serving in similar capacities with the Company (and/or its affiliates), in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement.

7.    Vacation and Sick Leave.

(a)    The Executive shall be entitled to a total of three weeks of vacation each year, such vacation to be in accordance with the terms of the Company’s announced policy for executive employees, as in effect from time to time. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

(b)    The Executive shall be entitled to paid sick leave and holidays in accordance with the Company’s announced policy for executive employees, as in effect from time to time.

8.    Expenses.    The Company shall reimburse the Executive for all reasonable expenses incurred in connection with his duties on behalf of the Company, (including business class service for international air travel) provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company’s right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, and other costs and expenses reasonably incident to the performance of his duties on behalf of the company.

9.    Termination of Employment for Cause.    Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment (and all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the happening of any one or more of the following events (each of which individually, and all of which collectively, shall be hereinafter referred to as “Cause”):

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(a)    The Executive has been or is guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to the Company’s business, property or reputation (iv) gross negligence or willful misconduct;

(b)    The Executive persists, for a period of 15 days after written notice from the Company, in willful misconduct injurious to the Company’s interest, willful breach in the performance of his duties under this Agreement, or habitual neglect by the Executive in the performance of his duties;

(c)    The Executive’s death; or

(d)    The continuous and uninterrupted inability to perform the Executive’s duties and responsibilities under this Agreement, on behalf of the Company for a period of 180 days from the first day of such inability to perform his duties.

Upon a termination of the Executive’s employment for Cause, the Company shall pay the Executive his base salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits he otherwise would have been entitled to receive under this Agreement, including but not limited to any right to (i) receive compensation and incentive compensation pursuant to Sections 3 and 4 of this Agreement, except to the extent that such benefits shall have vested and continue after the termination of the Executive’s employment under the terms of the applicable benefit plans and programs; and (ii) exercise any then unexercised portion of the Option. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in this Section and in Section 11 of this Agreement.

10.    Termination of Employment by the Company Without Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Company may elect (a) not to renew this Agreement at the End of the Initial Term or any Renewal Term; or (b) to terminate the Executive’s employment as provided under this Agreement, at any time, for reasons other than for Cause by notifying the Executive in writing of such termination. If the Executive’s employment is terminated pursuant to this Section 10, the Company shall pay severance benefits to the Executive, in accordance with the normal payroll practices of the Company, based upon the Executive’s base salary in effect immediately prior to the date of termination of his employment. The total amount of severance benefits to be paid shall be, as follows:

If the Executive’s employment is terminated during the period:	He shall receive severance benefits, as follows:
March 1, 2004 - February 28, 2005	Three Months
March 1, 2005 - February 28, 2006	Six Months
March 1, 2006 - February 28, 2007	Eight Months
After February 28, 2007	12 Months

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11.    Confidential Information.    The Executive agrees that, during the term of his employment with the Company, and for a period of one year after the termination of his employment for any reason whatsoever (including the non-renewal of this agreement by either party), he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company’s business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with him, without prior written consent of the Company, any documents, forms or other reproductions of any data or any information relating to or pertaining to the Company, any clients (or customers) or potential clients (or potential customers) of the Company, or any other confidential information or trade secrets and will promptly return any such materials already in his possession to the Company. The provisions of this Section 11 shall survive the termination of this Agreement.

12.    Miscellaneous.

(a)    Notices.    Any notice, demand, claim, or consent or other communication to be given hereunder (“Notice”) shall be given in writing and shall be sent by overnight delivery service, such as Federal Express or Airborne, and addressed, in the case of the Company, to its principal office in New York, New York, or in the case of the Executive, to the last address that the Executive has given to the Company.

(b)    Benefit; Non-Assignment.    This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs and legatees. Neither party shall have the right to assign this Agreement, or to delegate its or his respective obligations hereunder, except that the Company may assign this Agreement and all of its rights hereunder to any parent or the Company, any wholly owned subsidiary of such parent or to any successor in interest to the Company.

(c)    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(d)    Resolution of Disputes.    Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before a single arbitrator sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three depositions (maximum two hours each), document discovery and 25 written interrogatories per party, which will be completed within 120 days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

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(e)    Headings.    The headings used in this Agreement are solely for convenience of reference and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used.

(f)    Merger; Modification; Amendment. This Agreement (i) represents the complete terms of the parties’ agreement regarding the subject matter set forth herein; (ii) supersedes any and all prior oral or written agreements and/or understandings between and among the parties with respect to the subject matter hereof; and (iii) may not be amended or modified except in a writing signed by both parties. There are no representations, inducements or promises not set forth herein on which either party has relied or may rely.

(g)    Execution in Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

I.C. ISAACS & COMPANY L.P. By: I.C. ISAACS & COMPANY, INC.

By:
Peter Rizzo, Chief Executive Officer

Jesse de la Rama

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